Exhibit 8.1
Yingli Green Energy Holding Company Limited
List of Subsidiaries

Jurisdiction of
Name	Incorporation
Cyber Power Group Limited	British Virgin Islands
Yingli Green Energy Capital Holding Company Limited	British Virgin Islands
Yingli Green Energy (International) Holding Company Limited	British Virgin Islands
Yingli Green Energy Americas, Inc.	Delaware
Yingli Green Energy Europe GmbH	Germany
Yingli Green Energy Greece Sales GmbH	Germany
Cyber Lighting Holding Company Limited	Hong Kong
Yingli Green Energy Capital Holding (Hong Kong) Company Limited	Hong Kong
Yingli Green Energy International Trading Limited	Hong Kong
Baoding Tianwei Yingli New Energy Resources Co., Ltd.	PRC
Beijing Gelin Science and Electronics Technologies Co., Ltd.	PRC
Fine Silicon Co., Ltd.	PRC
Yingli Energy (Beijing) Co., Ltd.	PRC
Yingli Energy (China) Co., Ltd.	PRC
Yingli Shuntong (Beijing) International Forwarder Co., Ltd.	PRC
Beijing Tianneng Yingli New Energy Resources Technologies Co., Ltd.	PRC
Tibet Tianwei Yingli New Energy Resources Co., Ltd.	PRC
Tibet Keguang Industries and Trading Co., Ltd.	PRC
Suzhou Yingli Urban Application of PV Technology Co., Ltd.	PRC
Hainan Yingli New Energy Resources Co., Ltd.	PRC
Hainan Tianneng Power Co., Ltd.	PRC
Yingli Green Energy France S.A.S	France
Yingli Green Energy Italia S.R.L.	Italy
Yingli Green Energy Spain, S.L.U.	Spain
Yingli Green Energy Singapore Company Pte. Limited	Singapore
Yingli Green Energy Hong Kong Limited	Hong Kong
Beijing China Energy Conservation Badaling Photovoltaic Technology Co., Ltd.	PRC
Beijing Jingyi Green Energy Power System Engineering Co., Ltd.	PRC